Exhibit 99.2

CSX Corp. Announces Fourth Quarter and Full Year 2022 Results

JACKSONVILLE, Fla. – January 25, 2023 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2022 operating income of $1.46 billion compared to $1.37 billion in fourth quarter 2021. Net earnings of $1.02 billion, or $0.49 per share, compared to $934 million, or $0.42 per share, in the same period last year.

For the full year 2022, CSX operating income of $6.0 billion was up 8% from the previous year and included $144 million in gains from property sales recognized from the 2021 agreement with the Commonwealth of Virginia. Full year 2021 operating income included $349 million in gains from this same transaction. Net earnings for the year of $4.17 billion, or $1.95 per share, compared to $3.78 billion, or $1.68 per share, in 2021.

“The ONE CSX team made great progress this quarter, delivering strong earnings as our network performance continued to gain momentum,” said Joe Hinrichs, president and chief executive officer. “With the right resources now coming into place, we can turn our full attention to the opportunities ahead in 2023 and beyond. Going into the new year, our entire company remains focused on providing exceptional customer service that will enable us to win share from trucks and drive profitable growth over the long term.”

Fourth Quarter Financial Highlights
•Revenue reached $3.73 billion, increasing 9% year-over-year, driven by higher fuel surcharge, pricing gains, and an increase in storage and other revenues. Severe winter weather in late December modestly reduced volumes and revenue for the quarter.
•Operating income of $1.46 billion increased 7% compared to the prior year, with an operating ratio of 60.9%.
•Diluted EPS of $0.49 increased 17% from $0.42 for the fourth quarter of 2021.

Full Year 2022 Financial Highlights
•Revenue reached $14.9 billion for the year, increasing 19% compared to the full year 2021.
•Operating income of $6.0 billion increased 8% year-over-year, including the effect of lower gains from the Virginia property sale. Operating ratio was 59.5% for the year.
•Diluted EPS of $1.95 increased 16% from $1.68 for the full year 2021.

CSX executives will conduct a conference call with the investment community this afternoon, January 25, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)
	Quarters Ended				Years Ended
	Dec. 31, 2022 (a)	Dec. 31, 2021 (a)	$ Change	% Change	Dec. 31, 2022 (a)	Dec. 31, 2021 (a)	$ Change	% Change

Revenue	$3,730	$3,427	$303	9%	$14,853	$12,522	$2,331	19%
Expense
Labor and Fringe	726	703	(23)	(3)	2,861	2,550	(311)	(12)
Purchased Services and Other	699	645	(54)	(8)	2,685	2,135	(550)	(26)
Fuel	411	282	(129)	(46)	1,626	913	(713)	(78)
Depreciation and Amortization	393	360	(33)	(9)	1,500	1,420	(80)	(6)
Equipment and Other Rents	97	95	(2)	(2)	396	364	(32)	(9)
Gains on Property Dispositions (b)	(55)	(24)	31	129	(238)	(454)	(216)	(48)
Total Expense	2,271	2,061	(210)	(10)	8,830	6,928	(1,902)	(27)

Operating Income	1,459	1,366	93	7	6,023	5,594	429	8

Interest Expense	(199)	(180)	(19)	(11)	(742)	(722)	(20)	(3)
Other Income - Net (c)	44	19	25	132	133	79	54	68
Earnings Before Income Taxes	1,304	1,205	99	8	5,414	4,951	463	9

Income Tax Expense (d)	(286)	(271)	(15)	(6)	(1,248)	(1,170)	(78)	(7)
Net Earnings	$1,018	$934	$84	9%	$4,166	$3,781	$385	10%

Operating Ratio	60.9%	60.1%			59.5%	55.3%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.49	$0.42	$0.07	17%	$1.95	$1.68	$0.27	16%

Average Shares Outstanding, Assuming Dilution (Millions)	2,085	2,217			2,141	2,255

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2022 (a)	Dec. 31, 2021 (a)
ASSETS

Cash and Cash Equivalents	$1,958	$2,239
Short-Term Investments	129	77
Other Current Assets	1,762	1,557
Properties - Net	34,242	33,015
Investment in Affiliates and Other Companies	2,292	2,099
Other Long-Term Assets	1,529	1,544
Total Assets	$41,912	$40,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$151	$181
Other Current Liabilities	2,320	2,052
Long-Term Debt	17,896	16,185
Deferred Income Taxes - Net	7,569	7,383
Other Long-Term Liabilities	1,351	1,230
Total Liabilities	29,287	27,031

Total Shareholders' Equity	12,625	13,500
Total Liabilities and Shareholders' Equity	$41,912	$40,531

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 31, 2022 (a)	Dec. 31, 2021 (a)
OPERATING ACTIVITIES
Net Earnings	$4,166	$3,781
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,500	1,420
Deferred Income Tax Expense	117	167
Gains on Property Dispositions	(238)	(454)
Other Operating Activities - Net	74	185
Net Cash Provided by Operating Activities	5,619	5,099

INVESTING ACTIVITIES
Property Additions	(2,133)	(1,791)
Proceeds and Advances from Property Dispositions (b)	246	529
Business Acquisition, Net of Cash Acquired (a)	(227)	(541)
Purchase of Short-term Investments	(59)	(75)
Proceeds from Sales of Short-term Investments	9	5
Other Investing Activities	33	(4)
Net Cash Used in Investing Activities	(2,131)	(1,877)

FINANCING ACTIVITIES
Shares Repurchased (e)	(4,731)	(2,886)
Dividends Paid	(852)	(839)
Long-term Debt Repaid	(186)	(426)
Long-term Debt Issued	2,000	—
Other Financing Activities	—	39
Net Cash Used in Financing Activities	(3,769)	(4,112)

Net Decrease in Cash and Cash Equivalents	(281)	(890)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	2,239	3,129
Cash and Cash Equivalents at End of Period	$1,958	$2,239

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX completed its acquisition of Pan Am Systems, Inc. (“Pan Am”) which is the parent company of Pan Am Railways, Inc. who jointly owns Pan Am Southern, LLC with a subsidiary of Norfolk Southern Corporation. The closing price of $600 million was funded through a combination of stock valued at $422 million and cash totaling $178 million, subject to certain customary purchase price adjustments. The results of Pan Am's operations and its cash flows were consolidated prospectively beginning June 1, 2022, and are included in the information presented herein unless otherwise noted.
Acquisition of Quality Carriers, Inc.: On July 1, 2021, the Company completed its acquisition of Quality Carriers, the largest provider of bulk liquid chemicals transportation in North America, for $541 million in cash, net of $3 million in cash acquired. The results of Quality Carriers' operations and its cash flows were consolidated prospectively beginning July 1, 2021.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million. The timing and amount of gains recognized were based on the allocation of fair value to each conveyance, the timing of future conveyances and collectability. In April 2021, upon closing of the first phase of the agreement, the Company collected $200 million in proceeds and recognized a $349 million gain. In fourth quarter 2021, the Company collected additional proceeds of $200 million, a portion of which was attributable to the first phase with the remainder attributable to the second phase. The second phase closed in January 2022, which resulted in a $20 million gain in first quarter 2022. During June 2022, the final $125 million of proceeds was approved by the Commonwealth, which resulted in a $122 million gain in second quarter 2022 related to property rights previously conveyed. The remaining proceeds of $125 million were collected during fourth quarter 2022 upon closing of the third phase, resulting in a $2 million gain. Over the course of this transaction, which is now complete, total proceeds of $525 million were collected and total gains of $493 million were recognized.

Gains and proceeds in 2022 and 2021 related to this transaction are summarized in the following table.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Gains	$2	$—	$144	$349
Proceeds	125	200	125	400

c)Other Income - Net: Total other income - net increased $25 million, or 132%, in fourth quarter 2022 when compared to fourth quarter 2021 primarily due to higher interest income driven by increased rates.

d)Income Tax Benefit: During fourth quarter 2022, the Company recognized $33 million in tax benefits primarily due to favorable adjustments to deferred state taxes. During fourth quarter 2021, the Company recognized $25 million in tax benefits primarily due to a state tax rate reduction and favorable adjustments to deferred state taxes.

e)Shares Repurchased: During fourth quarters and years ended 2022 and 2021, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Shares Repurchased (Millions)	35	16	151	90
Cost of Shares (Dollars in millions)	$1,021	$570	$4,731	$2,886
Average Cost per Share Repurchased	$28.66	$34.57	$31.25	$31.91

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2022 and December 31, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	153	163	(6)%	$622	611	2%	$4,065	$3,748	8%
Agricultural and Food Products	123	125	(2)	437	399	10	3,553	3,192	11
Automotive	90	79	14	285	225	27	3,167	2,848	11
Minerals	84	81	4	164	148	11	1,952	1,827	7
Forest Products	72	73	(1)	253	234	8	3,514	3,205	10
Metals and Equipment	65	68	(4)	204	200	2	3,138	2,941	7
Fertilizers	45	56	(20)	109	120	(9)	2,422	2,143	13
Total Merchandise	632	645	(2)	2,074	1,937	7	3,282	3,003	9
Intermodal	720	754	(5)	573	551	4	796	731	9
Coal	187	171	9	626	523	20	3,348	3,058	9
Trucking (a)	—	—	—	226	210	8	—	—	—
Other	—	—	—	231	206	12	—	—	—
Total	1,539	1,570	(2)%	$3,730	$3,427	9%	$2,424	$2,183	11%

Years Ended December 31, 2022 and December 31, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	641	659	(3)%	$2,584	2,421	7%	$4,031	$3,674	10%
Agricultural and Food Products	481	467	3	1,664	1,461	14	3,459	3,128	11
Automotive	338	318	6	1,054	886	19	3,118	2,786	12
Minerals	337	325	4	658	587	12	1,953	1,806	8
Forest Products	291	296	(2)	996	918	8	3,423	3,101	10
Metals and Equipment	267	277	(4)	828	796	4	3,101	2,874	8
Fertilizers	203	229	(11)	455	470	(3)	2,241	2,052	9
Total Merchandise	2,558	2,571	(1)	8,239	7,539	9	3,221	2,932	10
Intermodal	2,963	2,976	—	2,306	2,039	13	778	685	14
Coal	697	706	(1)	2,434	1,790	36	3,492	2,535	38
Trucking (a)	—	—	—	966	410	136	—	—	—
Other	—	—	—	908	744	22	—	—	—
Total	6,218	6,253	(1)%	$14,853	$12,522	19%	$2,389	$2,003	19%

(a) Effective third quarter 2021, Trucking revenue is comprised of revenue from the operations of Quality Carriers, which was acquired by CSX effective July 1, 2021.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 9% in fourth quarter 2022 when compared to fourth quarter 2021 due to higher fuel recovery, pricing gains, increases in other revenue and increases in trucking revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Fuel Surcharge Revenue (a)	$406	$214	$1,515	$658
Fuel Lag (Expense)/ Benefit	$4	$(17)	$(57)	$(61)
(a) Fuel surcharge revenue does not include amounts for trucking.

Merchandise Volume
Chemicals - Decreased due to lower shipments of plastics, industrial chemicals and waste, partially offset by higher shipments of energy-related commodities including crude oil.
Agricultural and Food Products - Decreased as a result of lower shipments of wheat, ethanol, and food and consumer products, partially offset by higher shipments of feed grain.
Automotive - Increased due to higher North American vehicle production as semiconductor availability has improved.
Minerals - Increased due to higher shipments of aggregates driven by construction demand.
Forest Products - Decreased due to lower shipments of pulpboard.
Metals and Equipment - Decreased primarily due to lower steel shipments, partially offset by higher levels of equipment moves.
Fertilizers - Decreased due to declines in short-haul shipments, due in part to weather impacts at Florida production sites, as well as declines in long-haul phosphate shipments.

Intermodal Volume
International shipments declined due to lower imports. Lower domestic shipments were primarily due to more subdued seasonal demand than prior year, including a softening truck market.

Coal Volume
Export coal increased due to higher shipments of metallurgical coal. Domestic coal increased primarily due to higher shipments of utility coal including the benefit of replenishing stockpiles.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2022	Dec. 31, 2021	Change	Dec. 31, 2022	Dec. 31, 2021	Change
Coal Tonnage
Domestic	12.5	11.2	12%	45.7	46.6	(2)%
Export	8.5	7.8	9	32.4	32.4	—
Total Coal	21.0	19.0	11%	78.1	79.0	(1)%

Trucking Revenue
Trucking revenue increased $16 million versus prior year primarily due to higher fuel surcharge.

Other Revenue
Other revenue was $25 million higher due to lower revenue reserves, increases in demurrage and higher affiliate revenue, partially offset by charges for lower intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.3 billion increased $210 million, or 10%, in fourth quarter 2022 when compared to fourth quarter 2021.
Labor and Fringe expense increased $23 million due to the following:
•Inflation drove $42 million of increased cost, which was primarily due to wage rate increases from the new union agreements. Trucking labor inflation drove $6 million of the increase.
•Incentive compensation costs decreased $23 million primarily due to the impact of accelerated expense for eligible employees in the prior year.
•Other costs increased $4 million as expenses due to additional train and engine employees and Pan Am impacts were mostly offset by other savings.
Purchased Services and Other expense increased $54 million due to the following:
•Operating support costs were $33 million higher primarily as a result of inflation, elevated intermodal terminal costs and other items, partially offset by lower volume.
•Other costs increased $21 million due to several non-significant items, including Pan Am's operations as well as write-offs of both obsolete inventory and a technology project.
Fuel expense increased $129 million primarily resulting from a 46% increase in locomotive fuel prices and higher prices for non-locomotive fuel.
Depreciation expense increased $33 million primarily due to the impacts of a 2022 equipment depreciation study as well as a larger asset base.
Equipment and Other Rents increased $2 million driven by inflation that was mostly offset by lower volume and other savings.
Gains on Property Dispositions increased to $55 million in 2022 from $24 million in 2021.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
	Dec. 31, 2022	Dec. 31, 2021 (b)	Change	Dec. 31, 2022	Dec. 31, 2021 (b)	Change
Average	22,395	20,587	1,808	21,637	19,812	1,825
Ending (a)	22,542	20,685	1,857	22,542	20,685	1,857
(a) Ending employee count as of December 31, 2022, includes 607 employees added due to the acquisition of Pan Am.
(b) Effective first quarter 2022, counts no longer include union employees that have been unavailable to work for more than three months. Prior period data has been reclassified to conform to current presentation.

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Estimated Locomotive Fuel Consumption (Gallons)	94.0	92.3	372.9	362.1
Price per Gallon (Dollars)	$3.76	$2.58	$3.70	$2.23
Total Locomotive Fuel Expense	$353	$238	$1,381	$807
Non-Locomotive Fuel Expense (a)	58	44	245	106
Total Fuel Expense	$411	$282	$1,626	$913

(a) For the twelve months ended December 31, 2021, non-locomotive fuel expense includes an $18 million benefit related to a state fuel tax matter.

CSX Corporation
OPERATING STATISTICS (Estimated)
In the fourth quarter 2022, velocity increased by 1% and dwell improved by 6% versus prior year. Carload trip plan performance increased by 8% and intermodal trip plan performance increased by 6%. The Company continues to see these service metrics improve in correlation with crew availability.

The FRA train accident rate improved 13% while the personal injury frequency index increased 7% versus the prior year. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2022	Dec. 31, 2021	Improvement / (Deterioration)	Dec. 31, 2022	Dec. 31, 2021	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.5	17.4	1%	16.1	17.9	(10)%
Dwell (Hours) (a)	10.3	11.0	6%	11.3	10.7	(6)%
Cars Online (a)	130,992	135,396	3%	138,074	131,564	(5)%
On-Time Originations (a)	54%	72%	(25)%	60%	75%	(20)%
On-Time Arrivals (a)	53%	65%	(18)%	52%	66%	(21)%
Carload Trip Plan Performance (a)	77%	71%	8%	64%	69%	(7)%
Intermodal Trip Plan Performance (a)	93%	88%	6%	90%	87%	3%
Fuel Efficiency	1.00	0.99	(1)%	0.99	0.96	(3)%

Revenue Ton-Miles (Billions)
Merchandise	31.0	32.1	(3)%	126.0	126.3	—%
Coal	9.2	8.5	8%	33.8	35.4	(5)%
Intermodal	7.1	7.9	(10)%	30.0	31.5	(5)%
Total Revenue Ton-Miles	47.3	48.5	(2)%	189.8	193.2	(2)%

Total Gross Ton-Miles (Billions)	93.8	93.7	—%	375.5	376.0	—%

Safety
FRA Personal Injury Frequency Index (a)	0.97	0.91	(7)%	0.96	0.96	—%
FRA Train Accident Rate (a)	3.27	3.75	13%	3.18	3.22	1%
(a) These metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as data becomes available.

CSX Corporation

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Years Ended
(Dollars in millions)	Dec. 31, 2022	Dec. 31, 2021
Net Cash Provided by Operating Activities	$5,619	$5,099
Property Additions	(2,133)	(1,791)
Proceeds and Advances from Property Dispositions	246	529
Other Investing Activities (a)	n/a	(4)
Free Cash Flow (before payment of dividends)	$3,732	$3,833
(a) Effective first quarter 2022, the results of other investing activities will no longer be included in free cash flow. Prior year has not been restated as the change is immaterial.